EXHIBIT 11.1
                  BARRINGER TECHNOLOGIES INC. AND SUBSIDIARIES
                            EARNINGS PER COMMON SHARE

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                                                PRIMARY PER                                   FULLY DILUTED PER SHARE
                                                   SHARE
                                              -------------------    --------------------   ----------------------------------------
                                              Three months ended    Six months ended       Three months ended    Six months ended
                                                  June 30,           June 30,              June 30,              June 30,
                                              -------------------    ---------------------  -------------------  -------------------
                                              1997          1996      1997       1996        1997      1996       1997        1996
                                              --------- ---------   ---------- --------     --------- --------   --------- ---------
Net income                                    $   1,415   $   375   $  2,260   $    564     $ 1,415   $  375    $  2,260   $   564
Interest adjustment                                 -         -          -          -           -         -          -          17
Preferred dividends                                  (3)     (12)         (6)       (24)         (3)      -           (6)       -
                                              ----------- ---------  -------   --------     --------- ------   ---------    -------
   Net income to common stockholders          $   1,412   $   363   $  2,254   $    540     $ 1,412   $  375    $  2,254   $   581
                                              =========== ========= ========   ========     ========= ======   =========   ========

Weighted average common shares outstanding        5,453     3,489     5,423       3,483       5,452    3,489       5,423     3,485
Assumed conversion of preferred stock               -          -         -          -            29       -           29       105
Assumed  conversion  of  outstanding
options and warrants (treasury stock method)        844        -        753         -           937       -          936       264
                                              ---------- ---------  -------    --------     -------   ------    -------- ---------
     Revised common share basis                   6,297     3,489     6,176       3,483       6,418    3,489       6,388     3,854
                                              ========== =========  =======    ========     ======== =======    ========  =========

Earnings per common share                     $    0.22  $   0.10   $  0.36    $   0.16     $  0.22  $  0.10    $   0.35  $   0.15
                                              =========  =========  =======    ========     =======  =======    ========  ========
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